UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

General Steel Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-33717	41-2079252
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Level 21, Tower B, Jia Ming Center
No. 27 Dong San Huan North Road
Chaoyang District, Beijing, China 100020

 (Address of principal executive offices)

Registrant’s telephone number, including area code:

+ 86 (10) 57757691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 9, 2015, General Steel Holdings, Inc., a Nevada corporation (the “Company”), received a notice (the “NYSE Notice”) from NYSE Regulations, Inc. that it is not in compliance with the continued listing standards set forth in Section 802.01B of the Listed Company Manual (“Section 802.01B”) of the New York Stock Exchange, Inc. (the “NYSE”). Such noncompliance is based on the Company’s average market capitalization and stockholders’ equity for the prior 30 trading-day period both being below $50 million. The Company will provide the NYSE with the required response to the NYSE Notice within 10 business days of its receipt, stating its intent to cure this deficiency. On January 15, 2015, the Company also issued a press release announcing, among other things, its receipt of the NYSE Notice.

In accordance with NYSE procedures, the Company has 45 days from the date of receipt of the NYSE Notice to submit a business plan to the NYSE demonstrating its ability to achieve compliance with the continued listing standards of Section 802.01B within 18 months of the date of receipt of the NYSE Notice. The Company intends to submit such a plan, and in the event the NYSE approves the Company’s plan, the Company’s common stock will continue to be listed and traded on the NYSE during this 18-month cure period, subject to NYSE’s discretion, under the symbol “GSI,” but will continue to be assigned a “.BC” indicator by the NYSE to signify that the Company is not currently in compliance with the NYSE’s continued listing standards. In the event that the Company fails to cure the deficiency by the expiration of the 18-month cure period or the NYSE rejects the Company’s plan, the NYSE may commence suspension and delisting procedures.

ITEM 8.01. OTHER EVENTS.

On January 15, 2015, the Company issued a press release pertaining to the NYSE Notice referenced above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued on January 15, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

General Steel Holdings, Inc.

By:	/s/ John Chen
Name:	John Chen
Title:	Chief Financial Officer

Dated: January 15, 2015